Exhibit 5.1

599 LEXINGTON AVENUE

NEW YORK, NY 10022-6069

+1.212.848.4000

March 27, 2020

The Board of Directors

ViacomCBS Inc.

1515 Broadway

New York, New York 10036

ViacomCBS Inc.

Ladies and Gentlemen:

We have acted as counsel to ViacomCBS Inc., a Delaware corporation (the “Company”), in connection with the preparation by the Company of a registration statement on Form S-3ASR (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company or one or more selling security holders of (i) one or more series of debt securities of the Company (the “Debt Securities”), (ii) shares of the Company’s class A common stock, par value $0.001 per share (the “Class A Common Stock”), (iii) shares of the Company’s class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), (iv) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”) and (v) warrants of the Company (the “Warrants” and, together with the Debt Securities, the Common Stock and the Preferred Stock, the “Securities”). The offering of the Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.

The Debt Securities will be issued in one or more series pursuant to an indenture, dated as of March 27, 2020 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) (the “Indenture”). The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), each to be entered into between the Company and a financial institution identified therein as the warrant agent (each, a “Warrant Agent”). The Indenture, any Warrant Agreement, any Debt Securities and any Warrants are hereinafter referred to as the “Opinion Documents.”

In that connection, we have reviewed originals or copies of the following documents:

(a) The Registration Statement; and

The Board of Directors	March 27, 2020

(b) The Indenture.

We have also reviewed originals or copies of the amended and restated certificate of incorporation and amended and restated bylaws of the Company, as amended through the date hereof, such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Indenture and other documents, and otherwise for the purposes of this opinion, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) That each of the Opinion Documents is or will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(e) That the execution, delivery and performance by the Company of the Opinion Documents do not and will not:

(i) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(ii) result in any conflict with or breach of any agreement or document binding on it.

(f) That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary

The Board of Directors	March 27, 2020

professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and, for purposes of assumption paragraphs (e) and (f) above and our opinions in paragraphs 1, 2, 3, 4, 5 and 6 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The Company (a) has the corporate power to execute, deliver and perform the Indenture and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Indenture.

2. The Indenture has been duly executed and has been delivered by the Company, and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. When (i) the Debt Securities have been duly authorized, (ii) the final terms thereof have been duly established and approved and (iii) the Debt Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Debt Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

4. When (i) the final terms of the Preferred Stock have been duly established and approved by the Company in conformity with the Company’s amended and restated certificate of incorporation, (ii) certificates representing the Preferred Stock have been duly executed by the Company and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, and (iii) all corporate action necessary for issuance of the Preferred Stock has been taken, including the adoption and filing of a certificate of designations relating thereto, the Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

5. When (i) the final terms of issuance and sale of the applicable shares of Common Stock have been duly approved by the Company in conformity with the Company’s amended and restated certificate of incorporation, (ii) all corporate action necessary for

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issuance of the Common Stock has been taken, and (iii) such shares of Common Stock are issued and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

6. When (i) the Warrants and the applicable Warrant Agreement have been duly authorized, (ii) the final terms of the Warrants have been duly established and approved, (iii) certificates representing the Warrants have been duly executed by the Company and countersigned by the applicable Warrant Agent in accordance with the applicable Warrant Agreement and delivered to and paid for by the purchasers thereof and (iv) the applicable Warrant Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the applicable Warrant Agent, the Warrants will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Warrant Agreement, and the applicable Warrant Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions expressed above are subject to the following qualifications:

(a) Our opinions in paragraphs 2, 3, 4, 5 and 6 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinions in paragraphs 2, 3, 4, 5 and 6 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

Deutsche Bank Trust Company Americas, in its capacity as Trustee under the Indenture, may rely on paragraph 2 above as if it were addressed to the Trustee, subject to the assumptions and qualifications stated herein.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.

The Board of Directors	March 27, 2020

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LN/BDB/DY/MJ

LLJ